Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Third Quarter Results,
Affirms 2015 Operating EPS Objective,
Upwardly Revises Aflac Japan Third Sector Sales Target,
Increases Fourth Quarter Cash Dividend 5.1%

COLUMBUS, Georgia - October 27, 2015 - Aflac Incorporated today reported its third quarter results.

Reflecting the weaker yen/dollar exchange rate, total revenues decreased 12.1% to $5.0 billion during the third quarter of 2015, compared with $5.7 billion in the third quarter of 2014. Net earnings were $567 million, or $1.32 per diluted share, compared with $706 million, or $1.56 per share, a year ago.

Net earnings in the third quarter of 2015 included after-tax net realized investment losses of $88 million, or $.20 per diluted share, compared with net after-tax gains of $4 million, or $.01 per diluted share, a year ago. After-tax realized investment losses from impairments in the quarter were $89 million, or $.20 per diluted share. Investment losses for the quarter were primarily related to the impairment of a single holding. After-tax realized investment gains net of losses from securities transactions in the quarter were $17 million, or $.04 per diluted share. Hedging costs related to certain dollar investments of Aflac Japan on an after-tax basis were $18 million in the quarter, or $.04 per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $2 million, or nil per diluted share. In addition, net earnings included an after-tax loss of $17 million, or $.04 per diluted share, from other and nonrecurring items.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, but before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities are primarily used to hedge foreign exchange and interest rate risk in the company’s investment portfolio as well as manage foreign exchange risk in certain notes payable and forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions such as profit repatriation and the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency translation as a financial reporting issue rather than an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the third quarter of 2015 was 122.15, or 14.9% weaker than the average rate of 103.92 in the third quarter of 2014. For the first nine months, the average exchange rate was 120.81, or 14.8% weaker than the rate of 102.89 a year ago. Aflac Japan’s growth rates in dollar terms for the third quarter and first nine months were suppressed as a result of the weaker yen/dollar exchange rate.

Operating earnings in the third quarter were $672 million, compared with $685 million in the third quarter of 2014. Operating earnings per diluted share in the quarter increased by 3.3% from a year ago to $1.56. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.13 for the third quarter. Excluding the impact from the weaker yen, operating earnings per diluted share increased 11.9%.

Results for the first nine months of 2015 were also suppressed by the weaker yen. Total revenues were down 9.6% to $15.6 billion, compared with $17.2 billion in the first nine months of 2014. Net earnings were $1.8 billion, or $4.14 per diluted share, compared with $2.2 billion, or $4.93 per diluted share, for the first nine months of 2014. Operating earnings for the first nine months of 2015 were $2.0 billion, or $4.60 per diluted share, compared with $2.2 billion, or $4.86 per diluted share, in 2014. Excluding the negative impact of $.40 per share from the weaker yen, operating earnings per diluted share increased 2.9% for the first nine months of 2015.

Total investments and cash at the end of September 2015 were $104.9 billion, compared with $103.3 billion at June 30, 2015.

In the third quarter, Aflac repurchased $233 million, or 3.9 million shares, of its common stock. For the first nine months of the year, the company repurchased $1.1 billion, or 17.4 million of its shares. At the end of September, the company had 52.1 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $17.3 billion, or $40.36 per share, at September 30, 2015, compared with $17.0 billion, or $39.52 per share, at June 30, 2015. Shareholders’ equity at the end of the third quarter included a net unrealized gain on investment securities and derivatives of $3.2 billion, compared with a net unrealized gain of $3.4 billion at the end of June 2015. The annualized return on average shareholders’ equity in the third quarter was 13.2%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 19.4% for the third quarter of 2015, or 22.3%, excluding the impact of the yen.

AFLAC JAPAN

In yen terms, Aflac Japan’s net premium income declined .8% in the third quarter, reflecting in part the impact of reinsurance. Excluding the impact of reinsurance, net premium income increased 1.6%. Net investment income increased 5.4%. Investment income growth was magnified by the weaker yen/dollar exchange rate because approximately 51% of Aflac Japan’s third quarter investment income was dollar-denominated, compared with 46% a year ago. Total revenues were up .3% in the third quarter. The pretax operating profit margin increased in the third quarter to 21.9% from 19.6% in the prior year, in part due to continued favorable claims experience and associated reserve adjustment in the quarter. Pretax operating earnings in yen increased 12.1% on a reported basis and increased 5.8% on a currency-neutral basis. For the first nine months of the year, net premium income in yen decreased .6%, and net investment income rose 6.1%. Total revenues in yen were up .5%, and pretax operating earnings were up 3.3%.

Aflac Japan’s growth rates in dollar terms for the third quarter were suppressed as a result of the significantly weaker yen/dollar exchange rate. Premium income decreased 15.7% to $3.0 billion in the third quarter. Net investment income was down 10.4% to $606 million. Total revenues decreased 14.8% to $3.6 billion. Pretax operating earnings declined 4.7% to $789 million. For the first nine months, premium income was $9.0 billion, or 15.3% lower than a year ago. Net investment income decreased 9.7% to $1.8 billion. Total revenues were down 14.4% to $10.9 billion. Pretax operating earnings were $2.4 billion, or 12.0% lower than a year ago.

In the third quarter, total new annualized premium sales increased 23.4% to ¥31.6 billion, or $259 million. Third sector sales, which include cancer and medical products, increased 34.5% in the quarter. Total first sector sales, which include products such as WAYS and child endowment, increased 5.9% in the quarter.

For the first nine months of the year, new annualized premium sales were up 9.9% to ¥89.2 billion, or $737 million. Third sector sales increased 27.1% in the first nine months of the year.

AFLAC U.S.

In the third quarter, Aflac U.S. premium income increased 3.0% to $1.3 billion. This result in part reflects favorable results from improved business practices associated with premium payments that benefited the quarter. Net investment income was up 7.2% to $173 million. Total revenues increased 3.6% to $1.5 billion. Reflecting favorable claim trends, the pretax operating profit margin was 18.8%, compared with 18.4% a year ago. Pretax operating earnings were $286 million, an increase of 6.2% for the quarter. For the first nine months, total revenues were up 3.0% to $4.5 billion and premium income rose 2.7% to $4.0 billion. Net investment income increased 4.8% to $507 million. Pretax operating earnings were $864 million, .9% lower than a year ago.

Aflac U.S. total new annualized premium sales increased .4% in the quarter to $330 million. For the first nine months of the year, total new sales were up 1.1% to $990 million.

DIVIDEND

The board of directors announced a 5.1% increase in the quarterly cash dividend, effective with the fourth quarter payment. The fourth quarter dividend of $.41 per share is payable on December 1, 2015, to shareholders of record at the close of business on November 18, 2015.

OUTLOOK

Commenting on the company’s third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Aflac Japan, our largest earnings contributor, generated strong financial results in yen terms for the quarter. Additionally, Aflac Japan’s third sector sales results were outstanding and exceeded our expectations, generating strong production across all channels. As we’ve communicated in previous quarters, we face challenging sales comparisons in the fourth quarter. However, given the very strong sales growth in the first nine months and our expectation for the remainder of the year, we are upwardly revising our sales growth target for third sector products from the range of 7% to 10% to the range of 10% to 13% for the full year.

“From a financial perspective, Aflac U.S. also performed well in the quarter. While Aflac U.S. generated a slight sales increase, I remain very enthusiastic about the modifications we made to our career and broker management infrastructure over this last year. I am confident that during this year of building, these changes are laying the foundation for expanded long-term growth opportunities. We’ve continued to receive outstanding feedback from our policyholders and sales distribution about the value of One Day PaySM, our industry-leading claims initiative that allows us to process, approve and pay eligible claims in just one day. As we look ahead, we believe production will shift more and more toward the fourth quarter as our sales through brokers and larger employers increase. Taking into account our results for the first nine months and our expectation for sales in the fourth quarter, we now anticipate Aflac U.S. will generate sales growth at the lower end of the 3% to 7% range for the year.

“We believe we are positioned to meet or exceed our expectation to repatriate approximately ¥200 billion in 2015, which reinforces our plan to repurchase $1.3 billion of our common stock in 2015. As we’ve communicated previously, we believe that over the next few years, we’ll be able to increase the capital available for deployment.

“I am pleased with the action by the board of directors to increase the quarterly cash dividend by 5.1%. This marks the 33rd consecutive year of increasing our cash dividend. Our objective is to grow the dividend at a rate generally in line with the increase in operating earnings per diluted share before the impact of foreign currency translation.

“Having completed the first nine months of the year, I am pleased with the company’s results. We believe those results, combined with our outlook for the remainder of 2015, well-position Aflac for another year of solid financial performance. I want to reiterate our expectation that the growth of operating earnings per diluted share will be in the range of 4% to 7% on a currency neutral basis. If the yen averages 120 to 125 to the dollar for the fourth quarter, we would expect earnings in the fourth quarter to be approximately $1.36 to $1.56 per diluted share and full-year reported operating earnings to be about $5.96 to $6.16 per diluted share. Our focus remains on achieving our earnings-per-share objective while also delivering on our promise to policyholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For nine consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2015, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 17th consecutive year. Also, in 2015, Fortune magazine included Aflac on its list of Most Admired Companies for the 14th time, ranking the company No. 1 in innovation for the insurance, life and health category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, October 28, 2015.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2015	2014	% Change
Total revenues	$5,040	$5,736	(12.1)%
Benefits and claims, net	2,927	3,355	(12.8)
Total acquisition and operating expenses	1,249	1,307	(4.5)
Earnings before income taxes	864	1,074	(19.5)
Income taxes	297	368
Net earnings	$567	$706	(19.7)%
Net earnings per share – basic	$1.32	$1.56	(15.4)%
Net earnings per share – diluted	1.32	1.56	(15.4)
Shares used to compute earnings per share (000):
Basic	428,735	451,246	(5.0)%
Diluted	431,102	453,981	(5.0)
Dividends paid per share	$.39	$.37	5.4%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2015	2014	% Change
Total revenues	$15,553	$17,214	(9.6)%
Benefits and claims, net	8,816	9,868	(10.7)
Total acquisition and operating expenses	3,985	3,930	1.4
Earnings before income taxes	2,752	3,416	(19.4)
Income taxes	949	1,168
Net earnings	$1,803	$2,248	(19.8)%
Net earnings per share – basic	$4.17	$4.96	(15.9)%
Net earnings per share – diluted	4.14	4.93	(16.0)
Shares used to compute earnings per share (000):
Basic	432,540	452,833	(4.5)%
Diluted	435,064	455,674	(4.5)
Dividends paid per share	$1.17	$1.11	5.4%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2015	2014	% Change
Assets:
Total investments and cash	$104,900	$114,691	(8.5)%
Deferred policy acquisition costs	8,451	8,713	(3.0)
Other assets	4,104	3,849	6.6
Total assets	$117,455	$127,253	(7.7)%
Liabilities and shareholders’ equity:
Policy liabilities	$87,185	$90,200	(3.3)%
Notes payable	5,009	4,558	9.9
Other liabilities	8,006	14,642	(45.3)
Shareholders’ equity	17,255	17,853	(3.4)
Total liabilities and shareholders’ equity	$117,455	$127,253	(7.7)%
Shares outstanding at end of period (000)	427,567	450,499	(5.1)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2015	2014	% Change
Operating earnings	$672	$685	(1.6)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(72)	21
Hedge costs related to foreign currency investments	(18)	(1)
Impact of other derivative/hedging activities	2	(16)
Other and non-recurring income (loss)	(17)	17
Net earnings	$567	$706	(19.7)%

Operating earnings per diluted share	$1.56	$1.51	3.3%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.16)	.05
Hedge costs related to foreign currency investments	(.04)	—
Impact of other derivative/hedging activities	—	(.04)
Other and non-recurring income (loss)	(.04)	.04
Net earnings per diluted share	$1.32	$1.56	(15.4)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2015	2014	% Change
Operating earnings	$2,001	$2,216	(9.7)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	28	91
Hedge costs related to foreign currency investments	(39)	(23)
Impact of other derivative/hedging activities	(12)	(40)
Other and non-recurring income (loss)	(175)	4
Net earnings	$1,803	$2,248	(19.8)%

Operating earnings per diluted share	$4.60	$4.86	(5.3)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.06	.20
Hedge costs related to foreign currency investments	(.09)	(.05)
Impact of other derivative/hedging activities	(.03)	(.09)
Other and non-recurring income (loss)	(.40)	.01
Net earnings per diluted share	$4.14	$4.93	(16.0)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2015	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(9.5)%	1.6%
Net investment income	(6.7)	(.4)
Total benefits and expenses	(10.9)	(.1)
Operating earnings	(1.6)	6.8
Operating earnings per diluted share	3.3	11.9

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2015	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(9.6)%	1.3%
Net investment income	(6.7)	(.3)
Total benefits and expenses	(9.1)	1.9
Operating earnings	(9.7)	(1.8)
Operating earnings per diluted share	(5.3)	2.9

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2015 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2014			Yen Impact
100	$6.47	-	6.77	5.0	-	9.9%	$.18
105.46*	6.29	-	6.59	2.1	-	7.0	—
115	6.01	-	6.31	(2.4)	-	2.4	(.28)
125	5.77	-	6.07	(6.3)	-	(1.5)	(.52)
135	5.56	-	5.86	(9.7)	-	(4.9)	(.73)
*Actual 2014 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector; concentration of business in Japan; decline in creditworthiness of other financial institutions; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; ineffective risk management policies and procedures; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; ongoing changes in our industry; events that damage our reputation; increased expenses for pension and other postretirement plans; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com